Exhibit 10.40

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into by and between EVERYWARE GLOBAL, INC., its predecessors, affiliates, parent companies, subsidiaries, related business entities, successors, assigns, and all of their current, former, or retired officers, directors, principals, shareholders, owners, members, employees, employee benefit plan fiduciaries, and agents (all in their individual and representative capacities) (hereafter, the “Company” or “EveryWare”), and ANDREW CHURCH, an individual (the “Executive” or “Church”).

WHEREAS, Church was previously employed by EveryWare as its Executive Vice President and Chief Financial Officer resident in the Company’s Oneida, New York facility; and

WHEREAS, in connection with his employment, Church and EveryWare entered into an employment agreement dated August 21, 2012 (the “Employment Agreement”); and

WHEREAS, Executive’s employment with EveryWare was terminated on December 11, 2012 (the “Termination Date”); and

WHEREAS, the Company and Executive (sometimes referred to collectively as the “Parties” and each a “Party”) have read and understood the terms of this Agreement and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering into this Agreement.

In recognition of Executive’s past service to the Company and as consideration for the mutual promises and covenants set forth herein, the Parties covenant and agree as follows:

Section 1 — Termination of Agreements.

(a) Executive agrees that, notwithstanding the termination of the Employment Agreement, as a material condition of this Agreement, Executive shall comply with Sections 6 (Proprietary and/or Confidential Information), 7 (Restrictive Covenants) and 8 (Return of Property) of his Employment Agreement, and all of their subparts, which will remain in full force and effect after the termination of the Employment Agreement; provided, however, that the “Restricted Period” for purposes of Section 7 of his Employment Agreement shall terminate six (6) months after his Termination Date.

(b) As a material condition of this Agreement, Executive further agrees to comply with Sections 5 (Restrictive Covenants), 5(a) (Confidentiality), 5(b) (Non-Competition), 5(c) (Non-solicitation; Non-interference), 5(d) (Non-disparagement), 5(e) (Assignment of Inventions), 5(f) (Return of Company Property) and 5(g) (Cooperation) of his Restricted Stock Agreement, and all of their subparts, which will remain in full force and effect after the termination of his employment; provided, however, that duration of the Non-Competition provision set forth in Section 5(b) of the Restricted Stock Agreement shall terminate six (6) months after his Termination Date.

Initialed:

Employee A.C.

Section 2 — Severance Payment and Benefits

(a) In General. After the Effective Date of this Agreement, the Company will provide Executive with the Severance Payments set forth in Paragraph 2(b) below; provided, however, that these Severance Payments will not be paid unless and until Executive executes this Agreement, the revocation period set forth in Paragraph 5(c) of this Agreement expires, and Executive does not revoke this Agreement. Executive acknowledges that the Company is under no obligation to provide any severance unless the Executive executes and delivers a general release of claims (specifically, this Agreement) on or before June 3, 2013 and does not exercise his right under Paragraph 5(c) to revoke this Agreement.

(b) Severance Payments. Subject to his satisfaction of the eligibility requirements set forth in Paragraph 2(a) above, the Company will provide Executive with severance in the gross amount of one hundred and eighty seven thousand and five hundred dollars ($187,500), less applicable federal, state and local taxes, and any other mandatory or employee-authorized payroll deductions (the equivalent of six (6) months of your current Base Salary as defined in Section 3(a) of the Employment Agreement). The severance will be paid to Executive in thirteen (13) bi-weekly installments each in the gross amount of fourteen thousand four hundred and twenty three dollars and eight cents ($14,423.08), less applicable federal, state and local taxes, and any other mandatory or employee-authorized payroll deductions (the “Severance Payments”), in accordance with the Company’s regular and customary payroll practices and payroll dates. The first of the Severance Payments will be paid on the next regularly-scheduled Company payroll date after the expiration of the revocation period set forth in Paragraph 5(c) below.

(c) Group Health Insurance. As further consideration for entering into this Agreement, the Company will reimburse Executive for the cost of continuing coverage under the Company’s group medical, dental, and vision benefit plans (“Medical Coverage”). Within fourteen (14) days after the Effective Date of this Agreement, the Company will pay Executive a lump sum payment in the gross amount of ten thousand nine hundred seventy-two dollars and twenty-two cents ($10,972.22) (without any withholding for payroll taxes) to reimburse Executive for the cost of Medical Coverage through the Effective Date of this Agreement. After the Effective Date of this Agreement, the Company will pay Executive one thousand nine hundred fifty-nine dollars and twelve cents ($1,959.12) per month (without any withholding for payroll taxes) to reimburse him for the cost of Medical Coverage until the earlier of: (i) the date Executive obtains alternative medical coverage from any source, or (ii) April 30, 2014. For clarity, neither the lump sum payment nor the subsequent monthly reimbursements for Medical Coverage will be included as taxable wages on Executive’s year-end IRS Form W-2. After April 30, 2014, if he has not obtained alternative medical coverage, Executive can continue coverage under the Company’s group medical, dental, and vision benefit plans at his sole expense in accordance with Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), provided that such participation does not result in any taxes or penalties for the Company. The cost for Medical Coverage after April 30, 2014 will be equal to the applicable COBRA rate as may be in effect during such period.

Initialed:

Employee A.C.

(d) Equity Awards. Executive currently owns a total of 11.43808 shares of Class B Common Stock of the Company pursuant to a Restricted Stock Agreement by and between Executive and the Company, dated November 5, 2012 (the “Restricted Stock Agreement”). Nothing in this Agreement shall be construed to release, abridge or modify his rights and obligations under the Restricted Stock Agreement.

(e) Other Compensation and Benefit Plans. Executive will not be eligible to participate in any group life insurance, retirement and other compensation or benefit plans of the Company or any affiliate, except that he will retain any vested benefits under all qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the terms of those plans.

(f) Severance Payments Not Included in Compensation for Benefits Purposes. The Severance Payments made under this Agreement will not be included in “compensation” for purposes of calculating any benefits to which Executive may be entitled under any employee benefit program of the Company, notwithstanding anything in such plans to the contrary.

(g) Other Compensation. Executive acknowledges that, as of the Effective Date of this Agreement, he is not entitled to compensation of any kind from the Company, including, without limitation, unpaid wages, bonus compensation, accrued vacation, reimbursement of business expenses, or other remuneration.

(h) Taxes. The Severance Payments required under Paragraph 2(b) will be reported to applicable government taxing authorities as wages on an IRS Form W-2. Executive will be responsible for paying any income taxes on Severance Payments or other taxable amounts paid to Executive pursuant to this Agreement. Executive agrees that the Company will be authorized to withhold all taxes that the Company determines it is legally required to withhold. Executive agrees not to make any claim against the Company or any other person based on how the Company reports amounts paid under this Agreement to tax authorities. Further, the Company does not make any representations and is not providing any advice regarding the tax consequences of the Severance Payments hereunder, including but not limited to taxes, interest and penalties under Section 409A of the Internal Revenue Code and similar liabilities under state tax laws. No indemnification or gross-up is payable under this Agreement with respect to any such tax, interest, penalty or similar liability, and no interest is payable on any payment or benefit.

Section 3 — Release

(a) In General. Executive irrevocably and unconditionally releases all the Claims described in Paragraph 3(b) that he may now have against the Released Parties listed in Paragraph 3(d).

(b) Claims Released. The Claims released by Executive under Paragraph 3(a) include all known and unknown claims, causes of action, grievances, liabilities, debts,

Initialed:

Employee A.C.

obligations, injuries, damages or similar rights of any type that Executive had or presently may have (“Claims”), with respect to any Released Party listed in Paragraph 3(f). Executive acknowledges that the Claims released under this paragraph might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

(i) Claims for breach of contract, whether express, implied or implied-in-fact (including, without limitation, Claims for any alleged breach of the Employment Agreement or Restricted Stock Agreement), and for promissory estoppel or detrimental reliance;

(ii) Claims under or pursuant to the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, United States Presidential Executive Orders 11246 and 11375, 42 U.S.C. § 1981, as amended, 42 U.S.C. § 1985, the Immigration Reform and Control Act of 1986, as amended, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act, as amended, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, and the Fair Labor Standards Act, as amended, as well as any other federal law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder;

(iii) Claims under the New York State Human Rights Law, as amended, New York State Labor Law, as amended, any state or local family and/or medical leave laws, as well as any other state or local law, statute, ordinance, rule, regulation or executive order relating to employment and/or discrimination in employment, and/or any Claims to attorneys’ fees or costs thereunder; and

(iv) Claims for wrongful discharge, retaliatory discharge, negligent or intentional infliction of emotional distress, interference with contractual relations or prospective economic advantage, personal, emotional or physical injury, fraud, defamation, libel, slander, misrepresentation, violation of public policy, invasion of privacy, intentional torts, gross negligence, negligent hiring, negligent retention or any other statutory or common law theory of recovery.

(c) Exclusion for Certain Claims. Notwithstanding the foregoing, Executive and the Company agree that the release in Paragraphs 3(a) and 3(b) shall not apply to any equity awards under Paragraph 2(d) or any claims arising after the date Executive signs this Agreement, nor shall anything herein prevent Executive from instituting any action to enforce the terms of this Agreement. Executive and the Company further agree that the release in this Paragraph 3 shall not apply to any claims Executive may have to indemnification as an officer, director or employee under applicable law or the governing documents of the Company or any insurance policies of the Company, or any claims which may not, as a matter of law, be released. In addition, Executive and the Company agree that nothing herein shall be construed to prevent Employee from enforcing rights, if any, under ERISA to recover any vested benefits.

Initialed:

Employee A.C.

(d) Unknown Claims. Executive acknowledges that he is releasing Claims that he may not know about, and that he does so with knowing and voluntary intent. Executive expressly waives all rights that he may have under any law that is intended to protect him from waiving unknown Claims. Executive further acknowledges that he understands the significance of doing so.

(e) Governmental Investigations. Notwithstanding the general release set forth in this Paragraph 3, nothing in this Agreement shall be construed to prohibit Executive from filing a charge or cooperating with any investigation by any government agency (including without limitation the United States Department of Labor, the Equal Employment Opportunity Commission or the National Labor Relations Board) but this release does waive his right to file an individual or class action lawsuit against the Company or receive any equitable or monetary relief in connection with any such charge or investigation.

(f) Released Parties. The “Released Parties” shall include EveryWare Global, Inc. and its current and former subsidiaries, all related companies, partnerships, affiliated entities or joint ventures and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection, and their successors.

Section 4 — Promises

(a) Employment Termination. Executive agrees that his employment with the Company ended on his Termination Date. Executive acknowledges and agrees that he retains no employment rights and that the execution of this Agreement is good and sufficient cause for the Released Parties to reject any future application for employment, reinstatement, or reemployment by Executive. Further, the Company will promptly remove Executive’s name as an officer and/or director of the Company from all Company literature, websites and letterhead.

(b) Company Property. In accordance with Section 8 (Return of Property) of the Employment Agreement, Executive confirms that he has returned to the Company all Company-owned property in his possession, including but not limited to all keys to all buildings or property, automobiles or other vehicles, all Company-owned equipment, all software and computers, all Confidential Information and Trade Secrets, all documents and papers (including but not limited to files, reports, Rolodexes, memoranda, records, electronic data, printouts, sales data, product lists, business plans, notebook entries, and copies of the foregoing), all Company credit cards, telephone cards, cellular telephone(s) and all other Company property.

Initialed:

Employee A.C.

(c) Confidential Information/Trade Secrets. In accordance with Section 6 (Proprietary and/or Confidential Information) of the Employment Agreement, Executive agrees to refrain from utilizing for any purpose, or disclosing to any person, any Confidential Information pertaining to the Company’s business. For purposes of this Agreement, the term “Confidential Information” shall mean all information, whatever its nature and form and whether obtained orally, by observation, from written materials, or otherwise obtained by Employee during or as a result of his employment with the Company or in connection with his affiliation with any parent company, subsidiary company, affiliate or entity which has been acquired by or merged into the Company, and relating to any sales, marketing, distribution, manufacturing, research, technical, business or commercial activities or plans of the Company, whether made or conceived by Employee or otherwise, except such information as is generally available to the public, including but not limited to: (1) information about the Company’s past, present or prospective licenses, licensees, suppliers, vendors, clients and customers, and their addresses, needs, purchasing patterns, personnel, characteristics, and the like, as well as the Company’s marketing objectives and strategies, advertising and promotional materials, and all data containing such information prepared for, stored in, processed by or obtained from any automated information system belonging to or in the possession of the Company; (2) product designs and specifications, product ideas, product announcement dates, planned product or services offerings, concepts, prototypes, formulas, systems, methods, programs, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, patterns, forms, software, features, techniques, procedures, and business plans developed by or on behalf of the Company; (3) information in the Company’s possession or owned by the Company or its affiliate companies, or by their respective suppliers, customers or other business partners, which are not generally known to the public and which have been either identified as confidential or proprietary or by their nature are such that would generally be considered confidential in the retail, commercial and industrial food service industry, including without limitation, financial, legal and corporate information; marketing information; and, personnel information; (4) ideas related to actual or anticipated business or research and development of the Company, whether patented or patentable, copyrighted or eligible for copyright protection, trademarked or eligible for trademark protection, and other tangible and intangible information that constitutes a “Trade Secret” under applicable New York law; (5) any information within the definition of “Confidential Information” under Section 6 of the Employment Agreement, and (6) any other information pertaining to the Company’s business that is not generally disclosed by the Company to the public.

(d) Full Disclosure. Executive acknowledges that he has disclosed to the Company any information he has concerning any conduct involving the Company or any of its parent companies, subsidiaries, affiliates, shareholders, officers, directors, employees or agents, that he has reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company. Further, Executive promises to cooperate fully and voluntarily in any investigation that the Company undertakes into matters occurring during his employment with the Company or its predecessors, and agrees not to disclose to anyone who is not assisting the Company with the investigation, other than his

Initialed:

Employee A.C.

attorney, the fact of or the subject matter of the investigation, except as required by law. Executive will accommodate his schedule to cooperate with the Company and promptly provide such information. Nothing herein is intended to or shall preclude Executive from cooperating with any appropriate federal, state, or local government agency in any of said agencies’ investigations of alleged employment discrimination. Executive acknowledges similarly acknowledge that nothing in this Agreement prevents him from cooperating with any other U.S. government investigation.

(e) Cooperation with Litigation. In the event that the Company or any of its parent companies, subsidiaries, affiliates, shareholders, officers, directors, is involved in any litigation, arbitration or administrative proceeding, Executive agrees that, upon request, he will provide reasonable cooperation to the Company and its attorneys in the prosecution or defense of any litigation, arbitration or administrative proceeding, including participation in interviews with the Company’s attorneys, appearing for depositions, testifying in administrative, judicial or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such litigation, arbitration or administrative proceeding. The Company agrees to reimburse Executive for his reasonable expenses in participating in the prosecution or defense of any litigation, arbitration or administrative proceeding, provided that Executive submits acceptable documentation of all such expenses.

(f) Prospective Employers. Executive agrees to direct all requests for Company references and/or verification of employment to Mr. Johnathan Branson, Vice President – Human Resources, EveryWare Global, Inc., 519 N. Pierce Ave., Lancaster, OH 43130, or his successor as designated by the Company. The Company agrees that Mr. Branson will respond to any such requests by providing Executive’s position and/or job title and dates of service with the Company.

(g) This Agreement To Be Kept Confidential. Executive agrees not to disclose the terms or existence of this Agreement, to anyone other than a member of his immediate family or his attorney, accountant or other professional advisor. Executive further agrees that disclosure of the terms or existence of this Agreement to the person(s) listed above is permissible only if the person agrees to honor this confidentiality requirement. Any violation of this confidentiality requirement by any such person will be considered to be a violation of this Agreement by Executive. This subsection does not prohibit disclosures to the extent legally necessary to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required (but only if Executive promptly notifies the Company of a disclosure obligation or request within two (2) business days after he learns of it and permits the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure, as Executive recognizes the Parties’ strong desire to keep this Agreement confidential). Further, nothing in this Agreement shall be construed to prohibit the Company from disclosing information regarding this Agreement to the extent required under applicable law.

(h) No Disparagement. Executive agrees that he will not make any disparaging or derogatory remarks or statements about the Company, its parent companies, subsidiaries, and affiliates including, but not limited to, EveryWare Global, Inc. and its

Initialed:

Employee A.C.

subsidiaries, all related companies, partnerships, affiliated entities or joint ventures, as well as the Company’s current and former officers, directors, shareholders, principals, attorneys, agents, employees or any Released Party, or his prior employment with the Company. The Company agrees that it will not make any disparaging or derogatory remarks or statements about Executive or his prior employment with the Company.

Section 5 — Consideration of Agreement and Revocation Period

(a) ADEA Release Requirements Satisfied: Executive acknowledges that this Agreement satisfies all applicable legal requirements to validly release any Claims (including Claims arising under the Age Discrimination in Employment Act, as amended (the “ADEA”)). These requirements are that (i) Executive voluntarily entered into this Agreement with full knowledge of its terms (i.e., free from fraud, duress, coercion or mistake of fact); (ii) this Agreement is in writing and fully comprehensible and understandable to Executive; (iii) this Agreement explicitly waives current ADEA claims; (iv) this Agreement does not waive future ADEA claims; (v) the Severance Payments constitute monies to which Executive would not be entitled in the absence of his entering into this Agreement; (vi) the Company advised Executive in writing to consult an attorney prior to entering into this Agreement; (vii) the Company provided Executive with at least twenty-one (21) days in which to decide whether to enter into this Agreement; and (viii) the Company provided Executive with at least seven (7) days within which to revoke this Agreement after signing it.

(b) Consideration Period: The Executive acknowledges that this Agreement was presented to him for consideration on May 13, 2013, and that, before signing this Agreement, he was allowed at least twenty-one (21) days in which to consider this Agreement. Executive waives any right to additional time within which to consider this Agreement. Executive further acknowledges that: (i) he took advantage of the time he was given to consider this Agreement before signing it; (ii) he carefully read this Agreement; (iii) he fully understands it; (iv) he is entering into it voluntarily; (v) he will receive the Severance Payments in exchange for his execution of this Agreement, which he would not otherwise be entitled to receive; and (vi) the Company, in writing, encouraged Executive to discuss this Agreement with an attorney (at his own expense) before signing it, and that Executive did so to the extent he deemed appropriate.

(c) Revocation Period: Executive understands that he may revoke this Agreement within seven (7) days after signing it. In order for any revocation to be effective, it must be delivered in a written instrument signed by Executive and received by Mr. Johnathan Branson, Vice President – Human Resources, EveryWare Global, Inc., 519 N. Pierce Ave., Lancaster, OH 43130, by 5:00 p.m. Eastern Daylight time on the seventh (7th) day following the date on which he signs the Agreement. Executive understands that if he timely revokes this Agreement, Executive will not receive the Severance Payments as set forth in Paragraph 2 of this Agreement.

Initialed:

Employee A.C.

Section 6 — Miscellaneous

(a) Nonadmission of Liability: Executive agrees not to assert that this Agreement constitutes an admission of wrongdoing by the Company or any Released Party, and further acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong. Similarly, the Company agrees not to assert that this Agreement constitutes an admission of wrongdoing by Executive, and further acknowledges that Executive does not believe or admit that he has done anything wrong.

(b) Modifications. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Executive; and (iv) signed and approved by an authorized officer of the Company.

(c) Integration. The Parties acknowledge and agree that this Agreement constitutes the entire agreement between the Parties; that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that, except to the extent that they are specifically incorporated into or continued in effect under this Agreement, all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement.

(d) Severability and Waiver. The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

(e) Effective Date. This Agreement will not become effective until the eighth (8th) day after Executive executes this Agreement (the “Effective Date”).

(f) Fees and Costs. The Parties will each bear their own attorney’s fees and costs in connection with drafting and negotiation of this Agreement. In the event that any Party to this Agreement initiates legal action in any court or adjudicative body to enforce any provision of this Agreement, or initiates legal action based upon the breach of any provision of this Agreement by any other Party, the prevailing Party in any such legal proceeding shall recover, in addition to any legal or equitable relief otherwise available under applicable law, reasonable costs and expenses (including attorneys’ fees) incurred in connection with the prosecution or defense of any such legal action.

(g) Governing Law: Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of the State of New York, exclusive of any rules pertaining to conflicts of laws. The Parties agree that any litigation pertaining to the interpretation, application or enforcement of any provision of this Agreement must be filed in a federal or state court of competent jurisdiction in the State of New York.

Initialed:

Employee A.C.

(h) Successors and Assigns: This Agreement will be binding on Executive, his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

(i) Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Executive or any Released Party. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING: THIS AGREEMENT INCLUDES A RELEASE OF BOTH KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD CONSULT AN ATTORNEY.

Executed at Guilin, China, this 22ND day of May, 2013.

EXECUTIVE

/s/ Andrew Church

Executed at Columbus Ohio, , this 23 day of May, 2013.

EVERYWARE GLOBAL, INC.

By:	/s/ Kerri Cardenas Love

Its:	SVP. GC and Secretary

Initialed:

Employee A.C.